Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA APPOINTS TWO NEW MEMBERS TO THE BOARD OF DIRECTORS

SAN JOSE, CA (December 9, 2013) Sanmina Corporation (NASDAQ: SANM), a leading integrated manufacturing solutions company making some of the world’s most complex and innovative optical, electronic and mechanical products, announces the appointment of Michael J. Clarke and Eugene A. Delaney to the Company’s Board of Directors effective December 9, 2013.

About Michael J. Clarke

Michael Clarke has more than 25 years of senior executive, business development and hands-on operational experience managing global companies in a myriad of industries; including electronics, telecommunications, industrial, aerospace and automotive.  Michael Clarke is currently President and Chief Executive Officer of Nortek, Inc. a leading global manufacturer of innovative, branded air management, security and technology products for home and work environments.  He was Group President of Integrated Networks Solutions at Flextronics International from 2005 to 2011 and President and General Manager for Sanmina Corporation’s Enclosure Systems Division from 1999 to 2005.

Michael Clarke was educated in mechanical engineering in England at Bradford Polytechnic.

About Eugene (Gene) A. Delaney

Gene Delaney is a retired executive from the communications industry. Prior to retiring, Mr. Delaney was Executive Vice President, Product & Business Operations, responsible for global products, supply chain, IT, procurement and back office operations for Motorola Solutions, Inc. (MSI).  MSI is a leading provider of mission-critical communications solutions and services for enterprise and government customers. Over a 35 year career at MSI and predecessor company, Motorola, Inc., Delaney led several businesses including, Enterprise Mobility Solutions, Government and Public Safety and Cellular Infrastructure business.

Gene Delaney holds a Bachelor of Science Degree in Accounting from Southern Illinois University and a Master of Business Administration Degree from DePaul University.

“We are pleased to have Mr. Clarke and Mr. Delaney join Sanmina’s Board.  The combination of their industry and market experience will be a great asset.  We look forward to working with them and gaining their perspective as we continue to position the company for the future,” said Jure Sola, Chairman and Chief Executive Officer of Sanmina Corporation.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, computing and storage, defense and aerospace, industrial, medical, multimedia, automotive and clean technology sectors. Sanmina has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina.com.

Contact:  Paige Bombino, Investor Relations (408) 964-3610